EXHIBIT 10.1


May 8, 2000

Infowave Software, Inc.
4664 Lougheed Highway, Suite 188
Burnaby, B.C.
V5C 5T5

Attention:  Mr. Jim McIntosh

Dear Sirs:

                           Re: Infowave Software, Inc.

On behalf of a management group consisting of the undersigned Robert Heath and Kevin Jampole (the "Acquisition Group" or "Purchaser") we are pleased to submit this proposal (the "Transaction Proposal") for the acquisition of the assets and intellectual property of the Imaging Division (the "Imaging Division") of Infowave Software, Inc. ("Infowave" or the "Vendor") which acquisition will be made by an entity to be incorporated by the Acquisition Group ("Holdco"). The assets of the Division include 100% of all accounts receivables, inventories, prepaids, capital assets, trade payables, all leases of real and personal property, all outstanding licenses and agreements with third parties pertaining to the intellectual property, and all other accrued obligations or liabilities under any of the forgoing (collectively the " Assets"). Intellectual Property includes know-how, trademarks, patents, software and goodwill used in association with the Imaging Division (the "Intellectual Property").

The agreement of all parties to the business terms set out in this Transaction Proposal will form the basis of our progression to the negotiation and execution of a binding agreement ("Definitive Agreement"). All the parties named herein will exert good faith efforts to enter into a mutually agreed upon Definitive Agreement within a reasonable time frame, however the parties hereto expressly waive any obligations, express or implied by applicable law relative to the bargaining process.

The Acquisition Group is keenly interested in consummating the Proposed Transaction subject to the following terms and conditions:

1.   Purchase Price.

     The Acquisition Group will pay a total purchase amount (the "Purchase Price") equal to the following for 100% of the Assets and the Intellectual
     Property:

     (a) the net book value of the Assets and Intellectual Property based on the net book value of the Assets and Intellectual Property at the time of closing, as determined in accordance with Canadian generally accepted accounting principles ("GAAP") INCLUDING ANY WRITEDOWN OF THE VALUE OF ASSETS AS MUTUALLY AGREED BY THE PARTIES; [ADDED TEXT IN CAPS] and

    (b)   [(b) DELETED FROM ORIGINAL]

     In addition, the Acquisition Group will assume all liabilities of the Division arising, whether under assigned contracts or otherwise, after the time of closing.

2.   Payment of Purchase Price.

     (a) The Purchase Price will be paid by the Purchaser to Infowave as follows:

          (i)       Cash of $0.5 Million payable on closing from the Acquisition
                    Group.

          (ii) The balance of the Purchase Price (the "Balance") as calculated on the Closing Date will be paid in quarterly installments equaling 5% of total net revenues accruing from the Intellectual Property in each calendar quarter beginning in the fourth calendar quarter of the year 2000. The payments will be due and payable from Holdco to Infowave on the last day of the month following each calendar quarter. The first payment will be due on January 31, 2001. The Balance plus accrued interest is due and payable in full by September 30, 2003. The Balance will be evidenced by a promissory note issued by Holdco.

          (iii) The promissory note for the Balance shall be secured against the Intellectual Property and the Assets provided the security granted to Infowave over the Assets will be a floating second charge subordinate to any credit facility that may be put in place by Holdco to secure an operating line of credit with a financial institution.

          (iv) IF Holdco OBTAINS FINANCING FROM A JCP [will endeavor to go public (whether by public offering, reverse takeover or otherwise) as soon as possible after closing and] HOLDCO will pre-pay 80% OF FUNDS OBTAINED FROM THE JCP [the proceeds of the going public transaction, including funds available from the treasury of the public entity,] against the Balance on closing of the going public transaction to a minimum of $400,000. [ADDED TEXT IN CAPS; TEXT IN BRACKETS DELETED FROM ORIGINAL]

          (V) HOLDCO WILL USE 50% OF ANY OTHER EQUITY PLACEMENTS (PRIVATE OR PUBLIC) TOWARDS FURTHER PRE-PAYMENT OF THE BALANCE. [ADDED TEXT IN CAPS]

          (vi) The Balance will accrue interest at the annual rate of seven (7%) percent per annum commencing January 1, 2001 and compound annually thereafter.

          (vii) Each member of the Acquisition Group agrees to pre-pay the Balance using any proceeds of sale of shares of Infowave acquired as contemplated in Section 2(b)(ii) below. The Acquisition Group and Infowave will agree on a mutually
                    acceptable   structure  to  ensure   compliance   with  such
                    agreement.

     (b) To assist the Acquisition Group in funding the Purchase Price, the Acquisition Group requires the following:

          (i) The Acquisition Group must have the ability to pay the $0.5 million cash payment due on Closing [immediately following the Definitive Agreement]. It is understood that each member of the Acquisition Group is permitted to fund the cash payment by THE FORWARD VESTING OF A PRESCRIBED NUMBER OF SHARE OPTIONS AND THEN exercising SUCH OPTIONS and selling [unvested] THE SUBJECT Infowave SHARES PROVIDED THAT ALL PROCEEDS OF THE SALE OF SUCH SHARES SHALL BE IMMEDIATELY PAID TO INFOWAVE AS THE INITIAL CASH PAYMENT [stock options]. It is further understood that the Acquisition Group may choose to initially use alternate funding sources. SHOULD THE ACQUISITION GROUP OBTAIN AN ALTERNATE SOURCE TO FUND THE INITIAL CASH PAYMENT AND, [Therefore] at any time during the period that the Balance is outstanding, SHOULD A [each] member of the Acquisition Group ELECT TO EXERCIZE HIS RIGHT TO APPLY THE PROCEEDS OF THE SALE OF INFOWAVE SHARES TO PAY AN $250,000.00 INSTALLMENT ON ACCOUNT OF THE BALANCE, SUCH MEMBER will be allowed to vest forward and exercise sufficient options and sell enough shares acquired thereby to cover THAT [an] individual contribution of $250,000 (net of applicable personal tax). [ADDED TEXT IN CAPS; TEXT IN BRACKETS DELETED FROM ORIGINAL]

        [(ii) Infowave stock options that have been granted to each member of the Acquisition Group that remain unvested after the promissory note has been paid will immediately vest and must be exercised within 30 days or they will expire.] [TEXT IN BRACKET DELETED FROM ORIGINAL]

          (ii) Each member of the Acquisition Group will enter into a Consulting Agreement with Infowave to provide consulting services on an as needed basis which Consulting Agreement will be subject to automatic termination in the event of the bankruptcy or other insolvency of Holdco or the individual entering into such Consulting Agreement. In consideration of the individual entering into a Consulting Agreement, and for as long as the Consulting Agreement remains in effect, such individual will retain entitlement to any options presently held by him in accordance with the Infowave Share Option Plan (as summarized in Schedule A attached hereto). Those options shall be subject to the interest of Infowave (as contemplated in Section 2(a)(vi) above) and should the individual of the Acquisition Group elect to exercise such options when vested and sell the optioned shares, the proceeds of the disposition of the shares (net of applicable personal tax) shall be payable to Infowave as a pre-payment against the Balance then outstanding.

          (iii) INFOWAVE STOCK OPTIONS THAT HAVE BEEN GRANTED TO EACH MEMBER OF THE ACQUISITION GROUP THAT REMAIN UNVESTED AFTER THE PROMISSORY NOTE HAS BEEN PAID WILL IMMEDIATELY VEST AND MUST BE EXERCISED WITHIN 30 DAYS OR THEY WILL EXPIRE. [ADDED TEXT IN CAPS]

3.   Conditions.

     The proposed transaction is subject to:

     (a) a mutually agreed upon downsizing and severance arrangement being put in place, the cost of which shall be borne by the Vendor provided Holdco covenants to offer employment to a designated number of the present employees (to be agreed upon by the parties) of the Imaging Division upon the individuals existing terms and conditions of employment including recognition of the length of service of such individuals;

     (b) the Acquisition Group, Holdco and the Vendor entering into the Definitive Agreement;

     (c) receipt of any regulatory or governmental approvals that may be required; and

     (d) the approval of the shareholders and/or the board of directors of Infowave as required.

4.   Infowave Board Approval.

     This Transaction Proposal is open to acceptance by Infowave's Board of Directors, expected no later than Monday May 8, 2000.

5.   Timing.

     Both parties agree to devote the resources required to negotiate and enter into the Definitive Agreement and complete the acquisition as soon as practical after receiving approval by Infowave's Board of Directors and completion of the downsizing program. The target closing date is June 30, 2000.

6.   Expenses.

     Whether the Proposed Transaction is consummated or not, Infowave and the Acquisition Group agree that each will be responsible for its own expenses incurred in connection with the Proposed Transaction, including without limitation, legal and accounting expenses. Any expenses related to third party auditors required in making the determinations required in Section 1 shall be paid equally by Infowave and the Acquisition Group.

7.   Confidentiality.

     Infowave and the Acquisition Group acknowledge and agree that the contents of this letter are confidential and are intended for the exclusive use of the parties hereto and their advisors. Except as required upon advice of counsel, disclosure of this letter's existence or contents to any other person may be made only upon the prior written consent of Infowave and the Acquisition Group, except that the Acquisition Group may disclose the existence and contents of this letter to their advisors and potential sources of financing without the written consent of Infowave and Infowave may disclose the existence and contents of this letter to its advisors, the underwriters of its recent special warrant financing and as may be required by applicable law, the rules and policies of applicable securities regulatory authorities or The Toronto Stock Exchange.

8.   General Matters.

     Each of us understands and agrees that except for our respective obligations set out under the headings, "Expenses", and "Confidentiality" (which are intended to be legally binding), this letter is one of intent only and does not and is not intended to constitute a binding agreement with respect to the Proposed Acquisition. A legally enforceable agreement will be entered into by us only following completion of the definitive purchase agreement.

     Upon acceptance of the Transaction Proposal, the Acquisition Group will incorporate a holding company ("Holdco") for the purpose of completing the proposed acquisition. Under the Definitive Agreement, the Acquisition Group will assign the rights under this Transaction Proposal, and will either directly or indirectly be an investor in this holding company.

9.   Exclusivity.

     Infowave agrees not to solicit any offer from, or to negotiate with, any party other than the Acquisition Group for the purchase and sale of the Assets for a period of 30 days from the date hereof pending the execution of the Definitive Agreement within such time period, unless the parties agree in writing that negotiations hereunder are terminated.

10.  Ordinary Course of Business.

     It is our understanding that the Division will continue its operations in the ordinary course and will not, except in the ordinary course or with the consent of the Acquisition Group:

     (a)  enter into transactions other than on an arms' length basis;

     (b)  reduce pricing and/or inventories and/or accounts receivables;

     (c)  paydown, or amend material terms of, accounts payable; or

     (d) make intercompany transfers of funds, current assets, or fixed assets of the Company.

This proposal will remain open until May 8, 2000, at 5:00pm (PST) at which time, if not accepted by Infowave, it shall terminate automatically without liability on the part of any party and without further action by the parties, except with respect to obligations set out under the heading "Confidentiality".

If you wish to proceed with us on the basis described in this letter, please sign where indicated and return to us, one copy of this letter.

Yours truly,



By: /s/ Robert Heath
    ------------------------------------
    Robert Heath


By: /s/ Kevin Jampole
    ------------------------------------
      Kevin Jampole

Accepted this 10th day of May, 2000.

Infowave Software, Inc.


By: /s/ Jim McIntosh
    ------------------------------------
    Jim McIntosh, President & CEO

                                   Schedule A

Robert Heath

                  Options       Strike      Extended
                                Price
    4-Jan-01      39,000        16.15      $629,850
    4-Apr-01       9,750        16.15       157,463
    4-Jul-01       9,750        16.15       157,463
    4-Oct-01       9,750        16.15       157,463
----------------------------------------------------
    4-Jan-02       9,750        16.15       157,463
    4-Apr-02       9,750        16.15       157,463
    4-Jul-02       9,750        16.15       157,463
    4-Oct-02       9,750        16.15       157,463
----------------------------------------------------
    4-Jan-03       9,750        16.15       157,463
----------------------------------------------------
       Total     117,000                 $1,889,550
====================================================



Kevin Jampole


                  Options       Strike      Extended                Options       Strike      Extended
                                Price                                             Price
   26-Jul-00       8,313         1.21       $10,059
   27-Sep-00                                                          6,600         3.63     $23,958
   26-Oct-00       8,313         1.21        10,059
   27-Dec-00                                                          1,925         3.63       6,988
----------------------------------------------------           --------------------------------------
   26-Jan-01       8,313         1.21        10,059
   27-Mar-01                                                          1,925         3.63       6,988
   26-Apr-01       8,313         1.21        10,059
   27-Jun-01                                                          1,925         3.63       6,988
   26-Jul-01       8,313         1.21        10,059
   27-Sep-01                                                          1,925         3.63       6,988
   26-Oct-01       8,309         1.21        10,054
   27-Dec-01                                                          1,925         3.63       6,988
----------------------------------------------------           --------------------------------------
   27-Mar-02                                                          1,925         3.63       6,988
   27-Jun-02                                                          1,925         3.63       6,988
   27-Sep-02                                                          1,925         3.63       6,988
----------------------------------------------------           --------------------------------------
       Total      49,874                    $60,348                  22,000                  $79,860
====================================================           ======================================